EXHIBIT 12

                            THE BANK OF NEW YORK COMPANY, INC.
                          Ratios of Earnings to Fixed Charges and
                      Ratios of Earnings to Combined Fixed Charges,
                      and Distributions on Preferred Trust Securities
                                  (Dollars in millions)

                                                         Three Months Ended
                                                              March 31,

                                                           2000     1999
                                                           ----     ----
EARNINGS
--------
Income Before Income Taxes                               $  562   $  528
Fixed Charges, Excluding Interest on Deposits               123      122
                                                         ------   ------

Income Before Income Taxes and Fixed Charges
  Excluding Interest on Deposits                            685      650
Interest on Deposits                                        472      317
                                                         ------   ------

Income Before Income Taxes and Fixed Charges,
 Including Interest on Deposits                          $1,157   $  967
                                                         ======   ======

FIXED CHARGES
-------------
Interest Expense, Excluding Interest
  on Deposits                                            $  114   $  113
One-Third Net Rental Expense*                                 9        9
                                                         ------   ------
Total Fixed Charges, Excluding Interest on
  Deposits                                                  123      122
Interest on Deposits                                        472      317
                                                         ------   ------
Total Fixed Charges, Including Interest on
  Deposits                                               $  595   $  439
                                                         ======   ======
DISTRIBUTION ON PREFERRED TRUST
SECURITIES, PRE-TAX BASIS                                $   28   $   28
-------------------------------
                                                         ======   ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

Excluding Interest on Deposits                            5.57x    5.33x
Including Interest on Deposits                            1.94     2.20

EARNINGS TO COMBINED FIXED CHARGES AND
DISTRIBUTION ON PREFERRED TRUST SECURITIES
-------------------------------------------

Excluding Interest on Deposits                            4.54     4.33
Including Interest on Deposits                            1.86     2.07

*The proportion deemed representative of the interest factor.